Exhibit 99.1

NEWS

MGE Energy's Earnings Rebound from 2005

Madison, Wis.—MGE Energy's (Nasdaq: MGEE) earnings for the twelve-month period ended December 31, 2006, rebounded from the low level experienced in 2005. For the three-month period ended December 31, 2006, MGE Energy reported earnings of 54 cents per share, compared to 42 cents per share in 2005. For the year ended December 31, 2006, MGE Energy reported earnings of $2.06 per share compared to $1.57 per share in 2005. Results for 2005 were adversely impacted by the natural disasters in the Gulf of Mexico. These disasters and the related damage to the energy infrastructure, resulted in abnormally high fuel and purchased power costs, and ultimately, lower 2005 earnings for both the three- and twelve-month periods.

During 2006 the per-unit cost of both fuel and purchased power significantly decreased from the high unit costs experienced in 2005. During the three and twelve months ended December 31, 2006, electric fuel costs decreased $4.1 million and $15.8 million over the same periods in 2005. Purchased power expense decreased $5.4 million for the three-month period ended December 31, 2006, and $4.5 million for the year ended December 31, 2006.

Due to a decrease in electric fuel costs beyond those anticipated in MGE's rate order effective January 1, 2006, a fuel credit was approved by the PSCW in March of 2006, and a subject to refund provision was implemented. $16.8 million of this credit was refunded to customers in 2006, and an additional $2.3 million will be returned in early 2007.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 135,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2006	2005	2004
Three Months Ended December 31
Operating revenue	$138,611	$159,595	$117,346
Operating income	$21,538	$16,094	$10,833
Net income	$11,153	$8,535	$5,114
Earnings per share (basic and diluted)	$0.54	$0.42	$0.25
Weighted average shares outstanding (basic and diluted)	20,754	20,446	20,299

Twelve Months Ended December 31
Operating revenue	$507,546	$513,370	$424,881
Operating income	$78,994	$60,472	$61,953
Net income	$42,423	$32,091	$33,840
Earnings per share (basic and diluted)	$2.06	$1.57	$1.77
Weighted average shares outstanding (basic and diluted)	20,564	20,436	19,119

# # #

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

E-mail: skraus@mge.com